EXHIBIT 99.2

This Exhibit 99.2 sets forth information with respect to each purchase of Shares effectuated by the Reporting Persons in the past sixty days. Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
6/23/2026	12,333 (P)	$40.25
6/23/2026	163,125 (P)	$40.05
6/22/2026	169,041 (P)	$40.02
6/22/2026	126,765 (P)	$40.01
6/18/2026	92,405 (P)	$39.98
6/18/2026	12,559 (P)	$39.82
6/18/2026	300,000 (P)	$39.81
6/17/2026	236,717 (P)	$39.80
6/17/2026	91,148 (P)	$39.89
6/17/2026	45,209 (P)	$39.77
6/16/2026	454,791 (P)	$39.70
5/18/2026	75,000 (P)	$39.58
5/4/2026	49,734 (P)	$39.70
5/1/2026	77,266 (P)	$39.53
4/27/2026	250,000 (P)	$39.51